Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655 (540) 869-6600

Premier Community Bankshares, Inc.

Announces Increase in Earnings for the First Six Months of 2006

Winchester, Virginia July 13, 2006

(NASDAQ: PREM) Premier Community Bankshares, Inc. (the “Company”) reported net income of $3.5 million for the first six months of 2006, an increase of 1.3% or $43 thousand compared to the corresponding period in 2005. Diluted earnings per share were $0.68, unchanged from the first half of 2005. During the first six months of 2006, the return on equity was 13.48% and return on assets was 0.97% compared to a return on equity and assets of 15.06% and 1.15%, respectively for the first six months of 2005.

For the second quarter of 2006, the return on equity and assets was 13.38% and 0.97%, respectively, compared to a return on equity of 15.18% and return on assets of 1.15% for the second quarter of 2005. Net income for the second quarter of 2006 was $1.8 million, unchanged from the net income for the corresponding period of 2005.

During the first half of 2006, the Company opened 3 new branch offices, bringing the total number of banking offices to 22. Additionally, during the past year, the Company expanded the network of community banks through the opening of Premier Bank, operating in the eastern panhandle of West Virginia. Although these new operations increased operating expenses significantly, the Company was able to absorb these costs through continued growth in earning assets to increase net income year over year. Don Unger, President and CEO of the Company stated “We are pleased with our continued record of strong growth and our ability to fund it from current earnings. We are fortunate to operate in an economically strong area of the country with the opportunity to invest in new market areas to further strengthen future earnings of the Company.”

Total assets for the company as of June 30, 2006 were $756.1 million, a gain of $131.6 million or 21% over the first six months of 2005. Net loans outstanding grew by $90.2 million or 17% and accounted for the majority of the asset growth. The increase in loans was primarily funded by an $81.4 million increase in deposits and a $25.0 million increase in advances from the Federal Home Loan Bank. Other income increased 10% to $2.4 million, while other expenses increased $1.9 million or 20% attributable to increased personnel expenses, equipment, and the related premises needed to service an expanding customer base and prepare for future growth.

Premier Community Bankshares is a growing multi-bank holding company that operates 20 offices in the Shenandoah Valley region located in the northwestern part of Virginia, and two offices in the eastern panhandle of West Virginia. The corporation’s three subsidiary banks of Rockingham Heritage Bank, The Marathon Bank and Premier Bank serve an increasingly diversified market with a rapidly growing population. On July 1,

2006, the Corporation finalized the purchase of Albemarle First Bank in Charlottesville, Virginia. This purchase added three additional full service banking locations in the central part of Virginia.

This press release may contain forward-looking statements, as defined by federal securities laws, which may involve significant risks and uncertainties. The statements are based on estimates and assumptions made by management in conjunction with other factors deemed appropriate under the circumstances. Actual results could differ materially from current projections. Readers are encouraged to read filings the company has made with the Securities and Exchange Commission for additional information.

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

Balance Sheet	June 30th,
Assets:	2006	2005	% Change
Cash & Due From Banks	$24,142	$20,255	19.2%

Interest Bearing Due From Banks	4,294	186	2208.6%

Fed Funds Sold	40,990	19,861	106.4%

Securities-HTM	7,096	7,408	-4.2%

Securities-AFS	24,693	20,053	23.1%

Loans	625,802	535,101	17.0%

Allowance for Loan Losses	(5,758)	(5,256)	9.6%

Bank Premises & Equip.	19,127	14,313	33.6%

Other Assets	15,745	12,581	25.1%

Total Assets	$756,131	$624,502	21.1%

Liabilities:
Noninterest Bearing Deposits	$97,340	$90,351	7.7%

Interest Bearing Deposits	514,745	440,348	16.9%

Total Deposits	$612,085	$530,699	15.3%

Other Borrowed Money	50,380	21,672	132.5%

Other Liabilities	3,923	2,736	43.4%

Trust Preferred Capital Notes	36,084	21,651	66.7%

Total Liabilities	$702,472	$576,758	21.8%

Shareholders’ Equity
Common Stock	$4,972	$4,938	0.7%

Capital Surplus	19,867	19,608	1.3%

Retained Earnings	29,090	23,144	25.7%

Accumulated Other Comp Income(loss)	-270	54	-600.0%

Total Shareholders’ Equity	$53,659	$47,744	12.4%

Total Liabilities and Shareholders’ Equity	$756,131	$624,502	21.1%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Six Months Ending
	June 30th,
	2006	2005	% Change

Income Statement

Interest Income	$23,942	$18,645	28.4%

Interest Expense	9,425	5,859	60.9%

Net Interest Income	14,517	12,786	13.5%

Provision for Loan Losses	302	327	-7.6%

Net Interest Income After Provision for Loans Losses
	14,215	12,459	14.1%

Other Income	2,412	2,187	10.3%

Other Expenses	11,397	9,523	19.7%

Income Before Taxes	5,230	5,123	2.1%

Income Taxes	1,752	1,689	3.7%

Net Income	$3,478	$3,434	1.3%

Results of Operation

Book Value Per Share	$10.79	$9.67	11.6%

Earnings Per Share-Basic	$0.70	$0.70	0.0%
Earnings Per Share-Assuming Dilution	$0.68	$0.68	0.0%

Return on Average Assets	0.97%	1.15%	-15.7%

Return on Average Equity	13.48%	15.06%	-10.5%
Allowance for Loan Losses to Loans	0.92%	0.98%	-6.1%

Common Shares Outstanding, (Thousands)	4,972	4,938	0.7%

PREMIER COMMUNITY BANKSHARES
(Unaudited)
($ In Thousands)

	Three Months Ending
	June 30th,
	2006	2005	% Change

Income Statement

Interest Income	$12,525	$9,714	28.9%

Interest Expense	5,069	3,176	59.6%

Net Interest Income	7,456	6,538	14.0%

Provision for Loan Losses	199	100	99.0%

Net Interest Income After Provision for Loans Losses
	7,257	6,438	12.7%

Other Income	1,285	1,135	13.2%

Other Expenses	5,871	4,929	19.1%

Income Before Taxes	2,671	2,644	1.0%

Income Taxes	898	871	3.1%

Net Income	$1,773	$1,773	0.0%

Results of Operation

Earnings Per Share-Basic	$0.36	$0.36	0.0%

Earnings Per Share-Diluted	$0.35	$0.35	0.0%

Return on Average Assets	0.97%	1.15%	-15.7%

Return on Average Equity	13.38%	15.18%	-11.9%